Exhibit (d)(5)(i)

October 1, 2018

Wellington Management Company LLP

280 Congress Street

Boston, MA 02210

Attention: Mike Wheelihan, CFA

   Managing Director, Global Relationship Group

Dear Mr. Wheelihan:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014 (the “Agreement”), between Voya Investments, LLC and Wellington Management Company LLP, we hereby notify you of our intention to modify the annual sub-adviser fee rate for Voya Multi-Manager Mid Cap Value Fund (the “Fund”), effective on October 1, 2018, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual sub-adviser fee rate for each Fund, is attached hereto.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

January 1, 2019

Please signify your acceptance to the modified sub-adviser fee rate for the Funds by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
Wellington Management Company LLP

By:	/s/ Desmond Havlicek
Name:	Desmond Havlicek
Title:	Senior Managing Director

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

WELINGTON MANAGEMENT COMPANY, LLP

Series	Annual Sub-Adviser Fees (as a percentage of average daily net assets)
Voya Multi-Manager Mid Cap Value Fund	[REDACTED]